EXHIBIT 23

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS





We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 2-94170, 33-37388, 33-52190, 33-54343, 33-55503, 33-19412,
33-52192, 33-72222, 33-61059, 33-64625,  333-09983) pertaining to the 1984 Stock
Option Plan, the 1986 Stock Option Plan, the Plus Development 1987 Stock Option Plan of Quantum Corporation, the Employee Stock Purchase Plan and the 1993 Long-Term Incentive Plan of Quantum Corporation, of our report dated April 28, 1997, with respect to the consolidated financial statements and schedule of Quantum Corporation included in the Annual Report (Form 10-K) for the year ended March 31, 1997.


                                                  Ernst & Young LLP


Palo Alto, California
June 13, 1997